As filed with the Securities and Exchange Commission on October 27, 2005

Registration No. 333-128795

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

Under The Securities Act of 1933

CREATIVE COMPUTER APPLICATIONS, INC.

(Exact name of registrant as specified in its charter)

California	7373	95-3353465
(State or other jurisdiction of	(Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code No.)	Identification No.)

26115-A Mureau Road

Calabasas, California 91302

(818) 880-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven M. Besbeck

President and Chief Executive Officer

Creative Computer Applications, Inc.

26115-A Mureau Road

Calabasas, California 91302

(818) 880-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph E. Nida, Esq.	Anahita Villafane	Samuel G. Elliott
Sheppard, Mullin, Richter & Hampton, LLP	Chief Financial Officer	Chief Executive Officer
800 Anacapa Street	Creative Computer Applications, Inc.	StorCOMM, Inc.
Santa Barbara, CA 93101	26115-A Mureau Road	7 Corporate Plaza, 8649 Baypine Rd.
(805) 568-1151	Calabasas, California 91302	Jacksonville, Florida 32256
	(818) 880-6700	(888) 731-0731

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions set forth in the Agreement and Plan of Reorganization, dated as of August 16, 2005, described in the enclosed joint proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Creative Computer Applications, Inc. is filing this Amendment No. 2 to its Registration Statement on Form S-4 to correct the signature page. The only changes are to the signature page and the addition of asterisks next to those exhibits that were previously filed with the Registration Statement on Form S-4. With the exception of the foregoing, no other information in the Registration Statement on Form S-4 has been supplemented, updated or amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers.

California General Corporate Law

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law ("CGCL") permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933.  The Registrant's Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law.  In addition, the Registrant's Articles of Incorporation provide that the Registrant is authorized to provide indemnification of agents, including directors, officers, employees and other agents (as defined in Section 317 of the CGCL) for breach of duty to the Registrant and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL.

The Registrant's Bylaws provide that, to the maximum extent permitted by the CGCL, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was an agent of the Registrant, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding.  The Registrant may advance expenses incurred in defending any proceeding prior to the final disposition of such proceeding to the maximum extent permitted by the CGCL.

The above discussion of the CGCL and the Registrant's Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation and Bylaws.

Indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons under the foregoing provisions, or otherwise. The Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Directors’ and Officers’ Liability Insurance

Section 317(i) of the CGCL further provides that a corporation may purchase and maintain insurance on behalf of any agent, including any director, officer, employee or other agent of the corporation.

The Registrant’s bylaws permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent of the Registrant.

The Registrant has obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

Indemnification Agreements

The Registrant has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in its Articles of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at the Registrant's request. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

Item 21.                 Exhibits and Financial Statement Schedules.

(a) Exhibits. See Index of Exhibits.

(b) Schedules. Schedules have been omitted since the information required is not applicable.

Item 22.                 Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)   The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calabasas, state of California, on October 27, 2005.

CREATIVE COMPUTER APPLICATIONS, INC.

By:	/s/ Steven M. Besbeck
Steven M. Besbeck
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date
	*	Chairman of the Board and Chief Technology Officer	October 27, 2005
Bruce M. Miller
	/s/ Steven M. Besbeck	President, Chief Executive Officer (Principal Executive Officer), and Director	October 27, 2005
Steven M. Besbeck
	*	Vice President, Operations, Secretary and Director	October 27, 2005
James R. Helms
	*	Director	October 27, 2005
Lawrence S. Schmid
	*	Director	October 27, 2005
Robert S. Fogerson, Jr.
	*	Director	October 27, 2005
Norman R. Cohen
	/s/ Anahita Villafane	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 27, 2005
Anahita Villafane
*By:	/s/ Steven M. Besbeck
Steven M. Besbeck Attorney-in-fact

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

2.1	(A)	Agreement and Plan of Reorganization, dated August 16, 2005, by and among Creative Computer Applications, Inc., StorCOMM, Inc. and Xymed.com, Inc.
2.1.1	*	Agreement and Plan of Reorganization Side Letter, dated October 20, 2005, by and among Creative Computer Applications, Inc., StorCOMM, Inc. and Xymed.com, Inc.
2.2	(4)	Asset Purchase Agreement.
3.1	(1)	Restated Articles of Incorporation, as Amended.
3.2	(E)	Form of Amendment to the Restated Articles of Incorporation.
3.3	(1)	By-Laws, as amended.
4.1	(1)	Specimen Share Certificate.
4.2	(2)	Specimen Warrant Certificate.
4.3	(2)	Form of Underwriter’s Warrant.
4.4	(1)†	1982 Non-Qualified Stock Option Plan.
4.5	(2)†	1982 Incentive Stock Option Plan, as amended.
4.6	(4)†	1992 Incentive Stock Option Plan.
4.7	(5)†	1992 Non-Qualified Stock Option Plan.
4.8	(7)†	1997 Stock Option Plan.
4.9	(4)	Warrant Agreement and Warrant Certificate between CCA and Western States Pharmacy Consultants, Ltd.
4.10	(4)	Warrant Agreement and Warrant Certificate between CCA and James L.D. Roser.
4.11	(4)	Warrant Agreement and Warrant Certificate between CCA and The Roser Partnership.
4.12	(4)	Warrant Agreement and Warrant Certificate between CCA and Epigen, Inc.
4.13	(6)	Registration Rights Agreement.
4.14	(C)	Form of Warrant.
4.15	(D)	Registration Rights Agreement, dated August 18, 2005.
4.16	(G)	2005 Equity Incentive Plan.
5.1	*	Opinion of Sheppard, Mullin, Richter & Hampton regarding legality.
8.1	*	Opinion of Sheppard, Mullin, Richter & Hampton regarding tax matters.
10.1	(2)	Warrant Agreement.
10.2	(2)	The Company’s product warranties.
10.3	(2)†	Bruce Miller Employment Agreement.
10.4	(2)†	Steven M. Besbeck Employment Agreement.
10.5	(1)	14% Subordinated Convertible Debenture due December 21, 1987.
10.6	(1)	Form of 1983 Warrants.
10.7	(1)	Form of 1982 Warrant.
10.8	(2)	Original Equipment Manufacturer Contracts.
10.9	(2)	Michael Miller Consulting Agreement.
10.10	(2)	Boehringer Mannheim (Canada) Joint Marketing Agreement.
10.12	(3)	Lease for Premises at 26664 Agoura Road, Calabasas, California.
10.13	(3)	SAC Shareholders’ Agreement.
10.14	(6)	Lease for Premises at 26115-A Mureau Road, Calabasas, California.
10.15	(6)	Mission Park Agreement.
10.16	(8)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and Steven M. Besbeck, dated February 7, 2005.
10.17	(8)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and Bruce M. Miller, dated February 7, 2005.

10.18	(8)†	Change in Control Agreements, by and between Creative Computer Applications, Inc. and James R. Helms, dated February 7, 2005.
10.19	*†	Employment Agreement, by and between Creative Computer Applications, Inc. and Samuel G. Elliott, dated October 1, 2005.
10.20	*†	Employment Agreement, by and between Creative Computer Applications, Inc. and William W. Peterson, dated October 1, 2005.
10.21	*	Shareholder Support Agreement, by and among StorCOMM, Inc., Steven M. Besbeck, Bruce M. Miller and James R. Helms, dated September 29, 2005.
10.22	*	Stockholder Support Agreement, by and among Creative Computer Applications, Inc., Xymed.com, Inc., Giving Productively, Inc. and TITAB, LLC, dated September 29, 2005.
10.23	(B)	Common Stock and Warrant Purchase Agreement, dated August 18, 2005.
10.24	*	Option Agreement Side Letter, by and between Creative Computer Applications, Inc. and StorCOMM, Inc., dated October 20, 2005.
10.25	*	Promissory Note dated September 29, 2005.
21.1	*	Subsidiaries of the Registrant.
23.1	*	Consent of BDO Seidman, LLP.
23.2	*	Consent of BDO Seidman, LLP.
23.3	*	Consent of Sheppard, Mullin, Richter & Hampton, LLP, counsel to the registrant. Reference is made to Exhibits 5.1 and 8.1.
24.1	*	Power of Attorney.
99.1	*	Form of Proxy Creative Computer Applications, Inc.
99.2	*	Form of Proxy StorCOMM, Inc.
99.3	*	Consent of Simon Financial, Inc., Financial Advisor to Creative Computer Applications, Inc.
99.4	*	Consent of C. Ian Sym-Smith to be Named as a Nominee for Director of Creative Computer Applications, Inc.
99.5	*	Consent of Bradford G. Peters to be Named as a Nominee for Director of Creative Computer Applications, Inc.

(A)       Included with Annex A to the joint proxy statement/ prospectus that is part of this registration statement.

(B)        Included with Annex B to the joint proxy statement/ prospectus that is part of this registration statement.

(C)        Included with Annex C to the joint proxy statement/ prospectus that is part of this registration statement.

(D)       Included with Annex D to the joint proxy statement/ prospectus that is part of this registration statement.

(E)        Included with Annex E to the joint proxy statement/ prospectus that is part of this registration statement.

(F)         Included with Annex G to the joint proxy statement/ prospectus that is part of this registration statement.

(1)          Previously filed as an exhibit to the Company’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2- 85265.

(2)          Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 dated October 1, 1985 SEC File No. 2-99878.

(3)          Previously filed as an exhibit to the Company’s Form 10-K for the year ended August 31, 1986.

(4)          Previously filed as an exhibit to the Company’s Form 8-K dated October 21, 1992.

(5)          Previously filed as an addendum to the Company’s Proxy Statement and Notice of Annual Meeting of Shareholders dated April 10, 1992.

(6)          Previously filed as an exhibit to the Company’s Form10-K for the year ended August 31, 1992.

(7)          Previously filed as an exhibit to the Company’s Proxy Statement and Notice of Annual Meeting of Shareholders dated March 24, 1997.

(8)          Form of Change in Control Agreement previously filed as an exhibit to the Company’s Form 8-K dated February 9, 2005.

 †                 Executive compensation plans and arrangements.

 *          Previously filed with this registration statement.